CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-1A of our report dated November 5, 2013, relating to the financial statements and financial highlights, which appears in the September 30, 2013 Annual Report to Shareholders of New Perspective Fund and to the investment portfolio appearing in Item 6 of the Form N-CSR filing, which appear in such Registration Statement. We also consent to the references to us under the headings "Financial highlights", "Independent registered public accounting firm", and "Prospectuses, reports to shareholders and proxy statements" in such Registration Statement.

PricewaterhouseCoopers LLP

Los Angeles, California

November 29, 2013